Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES UP 5 PERCENT;

COMPARABLE STORE SALES DOWN 4 PERCENT

SAN FRANCISCO – March 8, 2007 – Gap Inc. (NYSE: GPS) today reported net sales of $910 million for the four-week period ended March 3, 2007, which represents a 5 percent increase compared with net sales of $865 million for the four-week period ended February 25, 2006. Due to the 53rd week in fiscal year 2006, February 2007 comparable store sales are compared to the four-week period ended March 4, 2006. On this basis, the company’s comparable store sales decreased 4 percent, compared to a decrease of 11 percent as reported for February 2006.

Comparable store sales by division for February 2007 were as follows:

•	Gap North America: negative 5 percent versus negative 7 percent last year

•	Banana Republic North America: flat versus negative 11 percent last year

•	Old Navy North America: negative 6 percent versus negative 14 percent last year

•	International: positive 2 percent versus negative 14 percent last year.

“During February, Banana Republic customers continued to respond to the brand’s product assortments and accessories, and in particular the men’s collection performed well,” said Sabrina Simmons, senior vice president of corporate finance at Gap Inc. “As expected, results at Gap and Old Navy continued to be challenging, though the kids business performed stronger than the adult business at both brands.”

As of March 3, 2007, Gap Inc. operated 3,135 store locations compared with 3,053 store locations on February 25, 2006.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

March Sales

The company will report March sales on April 12, 2007.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding year-over-year change in inventory per square foot at the end of the first quarter of fiscal year 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the quarter ended October 28, 2006.

These forward-looking statements are based on information as of March 8, 2007 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Media Relations:	Investor Relations
Kris Marubio	Evan Price
415-427-1798	415-427-2161

Alex Clark
415-427-4585